Exhibit 4.7

THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”). THE FOLLOWING INFORMATION IS BEING PROVIDED PURSUANT TO TREASURY REGULATION SECTION 1.1275-3:

ISSUE PRICE: $

AMOUNT OF OID: $

ISSUE DATE:

YIELD TO MATURITY:

THE SECURITY REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT INCLUDING, WITHOUT LIMITATION, PURSUANT TO RULE 144 UNDER SAID ACT.”

AMENDED AND RESTATED SENIOR SECURED CONVERTIBLE NOTE

Issuance Date: [July 1] [December 9], 2013	Principal: U.S. $[ ]

FOR VALUE RECEIVED, MANNKIND CORPORATION, a Delaware corporation (the “Company”), hereby promises to pay to [                            ], or its registered assigns (the “Holder”) the principal amount of [            ] Dollars ($[            ]) (the “Principal”) pursuant to, and in accordance with, the terms of that certain Facility Agreement, dated as of July 1, 2013, as amended on February 28, 2014, by and among the Company and the Purchasers party thereto (together with all exhibits and schedules thereto and as may be amended, restated, modified and supplemented from time to time, the “Facility Agreement”). The Company hereby promises to pay accrued and unpaid Interest (as defined below) and premium, if any, on the Principal on the dates, at the rates and in the manner provided for in the Facility Agreement. This Senior Secured Convertible Note (including all Senior Secured Convertible Notes issued in exchange, transfer or replacement hereof, and as any of the foregoing may be amended, restated, supplemented or otherwise modified from time, this “Note”) is one of the Senior Secured Convertible Notes issued pursuant to the Facility Agreement (collectively, including Senior Secured Convertible Notes to be issued pursuant to the Facility Agreement in the future, all Senior Secured Convertible Notes issued in exchange, transfer or replacement thereof, as well as any of the foregoing may be amended, restated, supplemented or otherwise modified from time to time, the “Notes”). All capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Facility Agreement.

Except as expressly provided in the Facility Agreement, the Company has no right, but under certain circumstances may have an obligation, to make payments of Principal prior to the Final Payment Date. At any time an Event of Default exists, the Principal of this Note, together with all accrued and unpaid Interest and any applicable premium due, if any, may be declared, or shall otherwise become, due and payable in the manner, at the price and with the effect provided in the Facility Agreement.

1. Definitions.

(a) Certain Defined Terms. For purposes of this Note, the following terms shall have the following meanings:

(i) “Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder. As used in this definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or partnership or other ownership interest, by contract, or otherwise.

(ii) “Conversion Amount” means the Principal amount to be converted.

(iii) “Conversion Commencement Date” means the eleventh full Trading Day following the public release by the Company of Phase III Data for the Product.

(iv) “Conversion Price” means, as of any Conversion Date the average of the Volume Weighted Average Prices per Share for the three (3) Trading Day period immediately preceding the Conversion Date (the “Measurement Period”), provided, that in the event that a stock split, stock combination, reclassification, payment of stock dividend, recapitalization or other similar transaction of such character that the Shares shall be changed into or become exchangeable for a larger or small number of shares (a “Stock Event”) is consummated during the Measurement Period, the Volume Weighted Average Price for all Trading Days during the Measurement Period prior to the effectiveness of the Stock Event shall be appropriately adjusted to reflect such Stock Event.

(v) “Interest” means any interest (including any default interest) accrued on the Principal pursuant to the terms of this Note and the Facility Agreement.

(vi) “Issuance Date” means [July 1] [December 9], 2013, regardless of any exchange or replacement hereof.

(vii) “Major Pharmaceutical Company” means any Person engaged in the pharmaceutical or biotechnology industry who, for the immediately preceding fiscal year, had total revenues in excess of $2,000,000,000 (or its equivalent in another currency).

(viii) “Market Disruption Event” means, with respect to any trading day and any security, (a) a failure by the Principal Market to open for trading during its entire regular trading session, (b) the occurrence or existence prior to 1:00 p.m., New York City time, on such day for such securities for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant securities exchange or otherwise) in such securities or in any options, contracts or future contracts relating to such securities, or (c) to the extent “Volume Weighted Average Price” is determined in accordance with clause (b) of the definition thereof, the suspension of trading for the one-half hour period ending on the scheduled close of trading on such day (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in such securities.

(ix) “Principal” means the outstanding principal amount of this Note as of any date of determination.

(x) “Registration Failure” means that (A) the Company fails to file with the SEC on or before the Filing Deadline (as defined in the Registration Rights Agreement) any Registration Statement required to be filed pursuant to Section 2(a) of the Registration Rights Agreement registering Conversion Shares, (B) the Company fails to use its best efforts to obtain effectiveness with the SEC, prior to the Registration Deadline (as defined in the Registration Rights Agreement), of any Registration Statement (as defined in the Registration Rights Agreement) that is required to be filed pursuant to Section 2(a) of the Registration Rights Agreement registering Conversion Shares, or fails to use its best efforts to keep such Registration Statement current and effective as required in Section 3 of the Registration Rights Agreement, (C) the Company fails to file any additional Registration Statements required to be filed pursuant to Section 2(a)(ii) of the Registration Rights Agreement registering Conversion Shares on or before the Additional Filing Deadline or fails to use its best efforts to cause such new Registration Statement to become effective on or before the Additional Registration Deadline, (D) any Registration Statement required to be filed under the Registration Rights Agreement registering Conversion Shares, after its initial effectiveness and during the Registration Period (as defined in the Registration Rights Agreement), lapses in effect or sales of any Conversion Shares constituting Registrable Securities (as defined in the Registration Rights Agreement) cannot otherwise be made thereunder (whether by reason of the Company’s failure to amend or supplement the prospectus included therein in accordance with the Registration Rights Agreement, the Company’s failure to file and to obtain effectiveness with the SEC of an additional Registration Statement registering Conversion Shares or amended Registration Statement required pursuant to Sections 2(a)(ii) or 3(b) of the Registration Rights Agreement, as applicable, or otherwise), other than in each case as permitted pursuant to Section 3(q) of the Registration Rights Agreement.

(xi) “Required Note Holders” means Holders of at least 51% in interest of the Notes.

(xii) “Shares” means shares of Common Stock, $0.01 par value.

(xiii) “Trading Day” means any day on which the Common Stock is traded for any period on the Principal Market; provided that for purposes of the definition of “Conversion Shares”, Trading Day shall not include any Trading Day on which there is a Market Disruption Event.

(xiv) “Volume Weighted Average Price” for any security as of any Trading Day means (a) the volume weighted average sale price of such security on the principal U.S. national or regional securities exchange on which such security is traded as reported by Bloomberg Financial Markets or an equivalent, reliable reporting service mutually acceptable to and hereinafter designated by the Required Note Holders and the Company (“Bloomberg”) or (b), if no volume weighted average sale price is reported for such security, then the closing price per share of such security, or, if no closing price per share is reported for such security by Bloomberg, the average of the last bid and last ask price (or if more than one in either case, the average of the average last bid and average last ask prices) on such Trading Day as reported in the composite transactions for the principal U.S. national or regional securities exchange on which such security is traded. If the security is not listed for trading on a U.S. national or regional securities exchange on the relevant Trading Day, then the Volume Weighted Average Price will be the average of the mid-point of the last bid and last ask prices of the security in the over-the-counter market on the relevant Trading Day as reported by the OTC Markets Group, Inc. or similar organization. If the Volume Weighted Average Price cannot be calculated for such security on such date in the manner provided above, the Volume Weighted Average Price shall be the fair market value as mutually determined by the Company and the Holders of a majority in interest of the Notes being converted for which the calculation of the Volume Weighted Average Price is required in order to determine the Conversion Price of such Notes. Volume Weighted Average Price will be determine without regard to after-hours trading or any other trading outside of the regular trading hours.

2. Conversion Rights. This Note may be converted into Shares on the terms and conditions set forth in this Section 2.

(a) Conversion at Option of the Holder. On and after the Conversion Commencement Date and until the close of business on the second business day immediately prior to the Final Payment Date, the Holder shall be entitled to convert all or any part of the Principal into fully paid and nonassessable Shares (the “Conversion Shares”) in accordance with this Section 2 at the Conversion Rate (as defined in Section 2(b)); provided that, unless otherwise agreed to by the Company, the Holder shall not be entitled to convert any Principal if the Conversion Price is less than $5.00 per Share [or if the Tranche 3 Notes (as defined in the Facility Agreement) have not been converted in full]1. The Company shall not issue any fraction of a Share upon any conversion. If the issuance would result in the issuance of a fraction of a Share, then the Company shall round such fraction of a Share up or down to the nearest whole share (with 0.5 rounded up).

[1]	Include bracketed language in the Tranche 1 Notes only.

(b) Conversion Rate. The number of Conversion Shares issuable upon a conversion of any portion of this Note pursuant to Section 2 shall be determined according to the following formula (the “Conversion Rate”):

            Conversion Amount

Conversion Price

(c) Mechanics of Conversion. The conversion of this Note shall be conducted in the following manner:

(i) Holder’s Delivery Requirements. To convert a Conversion Amount into Conversion Shares on any date (the “Conversion Date”), the Holder shall (A) transmit by facsimile or electronic mail (or otherwise deliver), for receipt on or prior to 5:00 p.m. New York City time on such date, a copy of an executed conversion notice in the form attached hereto as Exhibit A (the “Conversion Notice”) to the Company (Attention: Matthew Pfeffer, Fax: (661) 775-2099, Email: mpfeffer@mannkindcorp.com), and (B) if required by Section 2(c)(vi), surrender to a common carrier for delivery to the Company, no later than three (3) Business Days after the Conversion Date, the original Note being converted (or an indemnification undertaking in customary form with respect to this Note in the case of its loss, theft or destruction).

(ii) Company’s Response. Upon receipt or deemed receipt by the Company of a copy of a Conversion Notice, the Company (I) shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to the Holder and the Company’s designated transfer agent (the “Transfer Agent”), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (II) on or before the second (2nd) Business Day following the date of receipt or deemed receipt by the Company of such Conversion Notice (the “Share Delivery Date”) (A) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and provided that the Holder is eligible to receive Shares through DTC, credit such aggregate number of Conversion Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (B) if the foregoing shall not apply, issue and deliver to the address as specified in the Conversion Notice, a stock certificate, registered in the name of the Holder or its designee, for the number of Conversion Shares to which the Holder shall be entitled. If notwithstanding the provisions of Section 2(c)(vi), the Holder elects to physically surrender this Note for conversion and the Principal represented by this Note is greater than the Principal being converted, then the Company shall, as soon as practicable and in no event later than three (3) Business Days after receipt of this Note (the “Note Delivery Date”) and at its own expense, issue and deliver to the Holder a new Note representing the Principal not converted and cancel this Note. The Conversion Shares will be freely transferable and will not contain a legend restricting the resale or transferability of the Conversion Shares if the Unrestricted Conditions (as defined below) are met.

(iii) Dispute Resolution. In the case of a dispute as to the determination of the Conversion Price or the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the Holder the number of Conversion

Shares that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via facsimile within two (2) Business Days of receipt or deemed receipt of the Holder’s Conversion Notice or other date of determination. If the Holder and the Company are unable to agree upon the determination of the Conversion Price or arithmetic calculation of the Conversion Rate within one (1) Business Day of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Company shall promptly (and in any event within two (2) Business Days) submit via facsimile (A) the disputed determination of the Conversion Price to an independent, reputable investment banking firm agreed to by the Company and the Required Note Holders, or (B) the disputed arithmetic calculation of the Conversion Rate to the Company’s independent registered public accounting firm, as the case may be. The Company shall direct the investment bank or the accounting firm, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accounting firm’s determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

(iv) Record Holder. The person or persons entitled to receive the Conversion Shares issuable upon a conversion of this Note shall be treated for all purposes as the legal and record holder or holders of such Shares on the Conversion Date, or in the case of Conversion Shares the issuance of which is subject to a bona fide dispute that is subject to and being resolved pursuant to, and in compliance with the time periods and other provisions of, the dispute resolution provisions of Section 2(c)(iii), the first Business Day after the resolution of such bona fide dispute and the fees and expenses of such investment bank or accountant shall be paid by the Company.

(v) Company’s Failure to Timely Convert.

(A) Cash Damages. If within three (3) Business Days after the Company’s receipt of the facsimile or electronic mail copy of a Conversion Notice or deemed receipt of a Conversion Notice the Company shall fail to issue and deliver a certificate to the Holder for, or credit the Holder’s or its designee’s balance account with DTC with, the number of Conversion Shares (free of any restrictive legend if the Unrestricted Conditions (as defined below) are met) to which the Holder is entitled upon the Holder’s conversion of any Conversion Amount (a “Delivery Failure”) then in addition to all other available remedies that the Holder may pursue hereunder and under the Facility Agreement, the Company shall pay additional damages to the Holder for each day after the Share Delivery Date such conversion is not timely effected in an amount equal to one percent (1%) of the product of (I) the number of Conversion Shares not issued to the Holder or its designee on or prior to the Share Delivery Date and to which the Holder is entitled and (II) the Volume Weighted Average Price of the Common Stock on the Share Delivery Date (such product is referred to herein as the “Share Product Amount”) Alternatively in lieu of the foregoing damages, subject to Section 2(c)(iii), at the written election of the Holder made in the Holder’s sole discretion, if, on or after the applicable Conversion Date, the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of Conversion Shares that such Holder anticipated receiving from the Company (such purchased shares, “Buy-In Shares”), the Company shall be obligated to promptly pay to such Holder (in addition to all other available remedies that the Holder may otherwise have), 107.5% of the amount by which (A) such Holder’s total purchase price (including brokerage commissions, if any) for such Buy-In Shares exceeds (B) the net proceeds received by such Holder from the sale of the number of shares equal to up to the number of Conversion Shares such Holder was entitled to receive but had not received on such Share Delivery Date. If the Company fails to pay the additional damages set forth in this Section 2(c)(v)(A) within five (5) Business Days of the date incurred, then the Holder entitled to such payments shall have the right at any time, so long as the Company continues to fail to make such payments, to require the Company, upon written notice, to immediately issue, in lieu of such cash damages, the number of Shares equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Conversion Price specified by the Holder in the Conversion Notice.

(B) Void Conversion Notice. If for any reason the Holder has not received all of the Conversion Shares prior to the tenth (10th) Business Day after the Share Delivery Date with respect to a conversion of this Note (a “Conversion Failure”), then the Holder, upon written notice to the Company (a “Void Conversion Notice”), may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to the Holder’s Conversion Notice; provided, that the voiding of the Holder’s Conversion Notice shall not affect the Company’s obligations to make any payments that have accrued prior to the date of such notice pursuant to Section 2(c)(v)(A) or otherwise.

(vi) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion or repayment of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless all of the Principal is being converted or repaid. The Holder and the Company shall maintain records showing the Principal converted or repaid and the dates of such conversions or repayments or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon any such partial conversion or repayment. Notwithstanding the foregoing, if this Note is converted or repaid as aforesaid, the Holder may not transfer this Note unless the Holder first physically surrenders this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note of like tenor, registered as the Holder may request, representing in the aggregate the remaining Principal represented by this Note. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion or repayment of any portion of this Note, the Principal of this Note may be less than the principal amount stated on the face hereof.

(d) Taxes. The Company shall pay any and all taxes (excluding income taxes, franchise taxes or other taxes levied on gross earnings, profits or the like of the Holder) that may be payable with respect to the issuance and delivery of Conversion Shares upon the conversion of this Note, unless the tax is due because the Holder requests any Conversion Shares to be issued in a name other than the Holder’s name, in which case the Holder will pay that tax.

(e) Legends.

(i) Restrictive Legend. The Holder understands that this Note and until such time as the Conversion Shares have been registered under the Securities Act as contemplated by the Registration Rights Agreement or otherwise may be sold pursuant to Rule 144 under the Securities Act or an exemption from registration under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Conversion Shares, as applicable, may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such securities):

THE SECURITY REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT INCLUDING, WITHOUT LIMITATION, PURSUANT TO RULE 144 UNDER SAID ACT.”

(ii) Removal of Restrictive Legends. The certificates evidencing the Conversion Shares shall not contain any legend restricting the transfer thereof (including the legend set forth above in subsection 2(e)(i)): (A) while a registration statement (including a Registration Statement, as defined in the Registration Rights Agreement) covering the resale of such security by the Holder is effective under the Securities Act, (B) following any sale of such Conversion Shares pursuant to Rule 144, or (C) if such Conversion Shares are eligible for sale under rule 144(b)(1) and the Holder thereof is not, and has not been during the preceding three months, an affiliate (as such term is defined for purposes of Rule 144 under the Securities Act) (the “Unrestricted Conditions”). The Holder agrees that the removal of the restrictive legend from the Conversion Shares in accordance with the immediately preceding sentence is predicated upon the Company’s reliance that (i) the Holder will dispose of such shares pursuant to the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or for its own account in compliance with Rule 144, and that if such securities are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein, and (ii) if, prior to the disposition of any such Conversion Shares, the Company notifies the Holder that the Unrestricted Conditions have no longer been met, the Holder will agree to the placement of said restrictive legend on the certificates for such Conversion Shares until the Unrestricted Conditions have once again been met. Promptly following the Effective Date (as defined below) or such other time as any of the Unrestricted Conditions have been satisfied, the Company shall cause its counsel to issue a legal opinion or other instruction to the Transfer Agent (if required by the Transfer Agent) to effect the issuance of the Conversion Shares without a restrictive legend or, in the case of Conversion Shares that have previously been issued, the removal of the legend thereunder. If the Unrestricted Conditions are met at the time of issuance of the Conversion Shares, then the Conversion Shares shall be issued free of all legends. The Company agrees that following the Effective Date or at such time as the Unrestricted Conditions are met or such legend is otherwise no longer required under this Section 2(e), it will, no later than four (4) Trading Days following the delivery (the “Unlegended Shares Delivery Deadline”) by the Holder to the Company or the Transfer Agent of any certificate representing Conversion Shares, as applicable, issued with a restrictive legend (such fourth Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to such Holder a certificate (or electronic transfer) representing such shares that is free from all restrictive and other legends. For purposes hereof, “Effective Date” shall mean the date that the Registration Statement that the Company is required to file pursuant to the Registration Rights Agreement has been declared effective by the SEC.

(iii) Sale of Unlegended Shares. Holder agrees that the removal of the restrictive legend from any certificates representing securities as set forth in Section 2(e) above is predicated upon the Company’s reliance that the Holder will sell any Conversion Shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if such securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein.

(f) Limitations on Conversions.

(i) Beneficial Ownership. Notwithstanding anything herein to the contrary, the Company shall not issue to the Holder, and the Holder may not acquire, a number of Shares upon conversion of this Note or otherwise issue any shares of Common Stock pursuant hereto or the Facility Agreement to the extent that, upon such conversion, the number of Shares then beneficially owned by the Holder and its Affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which the Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) would exceed 9.985% of the total number of shares of Common Stock then issued and outstanding (the “9.985% Cap”), provided, however, that the 9.985% Cap shall only apply to the extent that the Common Stock is deemed to constitute an “equity security” pursuant to Rule 13d-1(i) promulgated under the Exchange Act, and provided, further, that if the Holder and its Affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act beneficially own on the Issuance Date greater than 9.985% of the shares of Common Stock then outstanding, then the 9.985% Cap shall not apply to such Holder unless and until the beneficial ownership of the Holder and its Affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act subsequently decreases to below 9.985%. For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the Securities and Exchange Commission (“SEC”), and the percentage held by the Holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. Upon the written request of the Holder, the Company shall, within two (2) Trading Days, confirm orally and in writing to the Holder the number of Shares then outstanding.

(ii) Principal Market Regulation. The Company shall not issue any Shares upon conversion of this Note (including pursuant to Section 2(c)(v)(A) hereof) if the issuance of such Shares together with any previous issuances of Shares under the Notes would exceed 57,885,577 (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company obtains the approval of its stockholders as required by the applicable rules of The Nasdaq Global Market and any other Principal Market for issuances of Shares in excess of such amount.

(iii) Applicable Limits on Conversion of the Note. Notwithstanding anything to the contrary herein, (A) unless otherwise agreed to by the Company, this Note shall not be convertible, and the Company shall not issue Shares upon conversion of this Note, as a Conversion Price less than $5.00 per Share, [and unless the Tranche 3 Notes have been converted in full]2, (B) this Note shall not be convertible, and the Company shall not issue Shares upon conversion of this Note, if the number of shares that would otherwise be issuable upon such conversion, together with all shares previously issued upon conversion of all Notes or issuable upon conversion of any other Notes converted on the same Conversion Date, exceeds 30 million shares (subject to appropriate adjustment to reflect any Stock Event), and (C) this Note shall not be convertible, and the Company shall not issue Shares upon conversion of this Note, if the number of shares that would otherwise be issuable upon such conversion, together with any shares issuable upon conversion of any other Notes converted on the same Conversion Date, exceeds the then Applicable Limit. For purposes herein, “Applicable Limit” shall initially mean (x) 30 million Shares (subject to appropriate adjustment to reflect any Stock Event) for all conversions of Notes at a “Conversion Price” of $3.33 (subject to appropriate adjustment to reflect any Stock Event) or less, (y) 15 million Shares (subject to appropriate adjustment to reflect any Stock Event) for all conversions of Notes at a “Conversion Price” of $6.67 (subject to appropriate adjustment to reflect any Stock Event) or more, and (z) $100 million of “Conversion Amounts” for all Note conversions at a “Conversion Price” of between $3.33 and $6.67 (subject to appropriate adjustment to reflect any Stock Event); provided, however, that, after each Conversion Date, the Applicable Limit under all three clauses (regardless of which clause such conversion relates to) shall be reduced by an amount equal to the Applicable Limit immediately preceding such conversion multiplied by a fraction, the numerator of which is the number of Shares actually converted on such date (in the case of clauses (x) and (y)) or the applicable “Conversion Amount” for all shares actually converted on such date (in the case of clause (z)) and the denominator of which is the Applicable Limit in respect of the clause under which such conversion falls immediately prior to such conversion. For purposes of illustration: (a) If 15 million shares are converted under any Notes at $3.00 per share, the Applicable Limit shall be reduced by one-half to 15 million, 7.5 million and $50 million, respectively; (b) If an additional $10 million are then converted under any Notes at $5.00 per Share, each Applicable Limit shall then be further reduced by 20% to 12 million, 6 million and $40 million, respectively. As an additional illustration, if 10 million shares are converted under any Notes at $8.00 per share, each Applicable Limit shall be reduced by two-thirds to 10 million, 5 million and $33,333,333, respectively; and (b) if an additional 500,000 shares are then converted under any Notes at $5.00 per share, each Applicable Limit shall be further reduced by 7.5% to $9,250,000, $4,625,000 and $30,833,333, respectively.

3. Registration Failures. Upon any Registration Failure, in addition to all other available remedies that the Holder may pursue hereunder and under the Facility Agreement and the Registration Rights Agreement, the Company shall pay additional damages to the Holder for

[2]	Include bracketed language in the Tranche 1 Notes only.

each 30-day period (prorated for any partial period) after the date of such Registration Failure in an amount in cash equal to one percent (1%) of such Holder’s original principal amount of this Note on the date of such Registration Failure. Such payments shall accrue until the earlier of (i) such time as the Registration Failure has been cured and (ii) the date on which all of the Conversion Shares may be disposed of for such Holder’s own account without restriction under Rule 144 (including, without limitation, volume restrictions and without the need for the availability of current public information under Rule 144), assuming that the Holder is not, and has not been during the preceding three months, an affiliate (as such term is defined for purposes of Rule 144 under the Securities Act) of the Company. All such payments that accrue under this Section (4) shall be payable no later than five business days following such date of accrual.

4. Voting Rights. Except as required by law, the Holder shall have no voting rights with respect to any of the Conversion Shares until the Conversion Date relating to the conversion of this Note upon which such Conversion Shares are issuable (or in the case of Conversion Shares the issuance of which is subject to a bona fide dispute that is subject to and being resolved pursuant to, and in compliance with the time periods and other provisions of, the dispute resolution provisions of Section 2(c)(iii), the first Business Day after the resolution of such bona fide dispute).

5. Amendment; Waiver. The terms and provisions of this Note shall not be amended or waived except in a writing signed by the Company and the Holder.

6. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, the Facility Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy, and nothing herein shall limit the Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Note. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

7. Specific Shall Not Limit General; Construction. No specific provision contained in this Note shall limit or modify any more general provision contained herein. This Note shall be deemed to be jointly drafted by the Company and all purchasers of Notes pursuant to the Facility Agreement and shall not be construed against any Person as the drafter hereof.

8. Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

9. Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 6.1 of the Facility Agreement.

10. Restrictions on Transfer.

(a) Registration or Exemption Required. This Note has been issued in a transaction exempt from the registration requirements of the Securities Act by virtue of Regulation D. None of the Note or the Conversion Shares may be pledged, transferred, sold, assigned, hypothecated or otherwise disposed of except pursuant to an effective registration statement or an exemption to the registration requirements of the Securities Act and applicable state laws including, without limitation, a so-called “4(1) and a half” transaction.

(b) Assignment. Subject to Section 10(a), the Holder may sell, transfer, assign, pledge, hypothecate or otherwise dispose of this Note, in whole or in part; provided that (i) the Holder shall deliver a written notice to Company, substantially in the form of the Assignment attached hereto as Exhibit B, indicating the Person or Persons to whom the Note shall be assigned and the respective principal amount of the Note to be assigned to each assignee, (ii) if such transfer is being effected as a so-called “4(1) and a half” transaction or pursuant to Rule 144A, any such transferee Person shall make the representations and agree to the representations set forth on Exhibit B-1 hereto and shall agree to comply with the provisions of Section 2(c)(iii) hereof, (iii) except in the case of any assignment or transfer pursuant to an effective registration statement covering the disposition of the Note or pursuant to Rule 144, the Holder shall deliver to the Company a legal opinion reasonably acceptable to the Company which, in the case of a so-called “4(1) and a half” transaction shall be substantially in the form attached hereto as Exhibit C, (iv) the transferee shall have complied with Section 2.5(d) of the Facility Agreement, and (v) unless an Event of Default shall have occurred and is continuing, no assignment shall be permitted to any (A) Major Pharmaceutical Company and any (B) entity principally engaged in the business of selling insulin or insulin delivery products (an “Applicable Entity”); provided, however, that (1) entities that own, directly or indirectly, equity interests in an Applicable Entity as part of a brokerage, insurance business, pension fund (or other benefit fund), investment banking, investment management, investment advisory, lobbying, or publishing business, or (2) any non-profit research or non-profit enterprise, shall not constitute an Applicable Entity, and (v) the Holder shall comply with all additional assignment provisions set forth in Section 6.5 of the Facility Agreement. The Company shall effect the assignment within three (3) business days (the “Transfer Delivery Period”), and shall deliver to the assignee(s) designated by Holder a Note or Notes of like tenor and terms for the appropriate principal amount. This Note and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and assigns of the Holder. The provisions of this Note are intended to be for the benefit of all Holders from time to time of this Note, and shall be enforceable by any such Holder. For avoidance of doubt, in the event Holder notifies the Company that such sale or transfer is a so called “4(1) and a half” transaction, the parties hereto agree that a legal opinion from outside counsel for the Holder delivered to counsel for the Company substantially in the form attached hereto as Exhibit C shall be the only requirement to satisfy an exemption from registration under the Securities Act to effectuate such “4(1) and half” transaction.

11. Payment of Collection, Enforcement and Other Costs. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; or (b) an attorney is retained to represent the Holder in any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action, including reasonable attorneys’ fees and disbursements.

12. Cancellation. After all Principal, Interest and other amounts at any time owed under, or on account of, this Note have been paid in full or converted into Shares in accordance with the terms hereof, this Note shall automatically be deemed cancelled, shall be surrendered to the Company for cancellation and shall not be reissued.

13. Registered Note. This Note may be transferred only upon notation of such transfer on the Register, and no assignment thereof shall be effective until recorded therein.

14. Waiver of Notice. To the extent permitted by law, the Company hereby waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Facility Agreement.

15. Governing Law. This Note shall be governed by the laws of the State of New York applicable to contracts made and to be performed in such State. All legal proceedings concerning the interpretation and enforcement of this Note shall be commenced exclusively in the state and federal courts sitting in The City of New York. The Company hereby and each Holder (by its acceptance of this Note) irrevocably submits to the exclusive jurisdiction of such courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or other proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or other proceeding is improper or is an inconvenient venue for such proceeding. The Company hereby and each Holder (by its acceptance of this Note) irrevocably waives personal service of process and consents to process being served in any such suit, action or other proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such person at the address in effect for notices to it under Section 6.1 of the Facility Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. EACH OF THE COMPANY AND THE HOLDER (BY ACCEPTANCE HEREOF) IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT TO ENFORCE ANY PROVISION OF THIS NOTE OR ANY OTHER TRANSACTION DOCUMENT.

16. Interpretative Matters. Unless the context otherwise requires, (a) all references to Sections or Exhibits are to Sections or Exhibits contained in or attached to this

Note, (b) each accounting term not otherwise defined in this Note has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (d) the use of the word “including” in this Note shall be by way of example rather than limitation. If a stock split, stock dividend, stock combination or other similar event occurs during any period over which an average price is being determined, then an appropriate adjustment will be made to such average to reflect such event.

17. Execution. A facsimile, telecopy, PDF or other reproduction of this Note may be delivered by the Company, and an executed copy of this Note may be delivered by the Company by facsimile, e-mail or other similar electronic transmission device pursuant to which the signature of or on behalf of the Company can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. The Company hereby agrees that it shall not raise the execution of facsimile, PDF or other reproduction of this Note, or the fact that any signature was transmitted by facsimile, e-mail or other similar electronic transmission device, as a defense to the Company’s execution of this Note. Notwithstanding the foregoing, the Company shall be required to deliver an originally executed Note to the Holder.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the date first set forth above.

COMPANY:

MANNKIND CORPORATION

By:
Name:
Title:

Exhibit A

CONVERSION NOTICE

Reference is made to the Senior Secured Convertible Note (the “Note”) of MANNKIND CORPORATION, a Delaware corporation (the “Company”), in the original principal amount of $[            ]. In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into Shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:

Aggregate Conversion Amount to be converted at the Conversion Price (as defined in the Note):

Principal, applicable thereto, to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:
By:
Title:

Dated:

DTC Participant Number and Name (if electronic book entry transfer):

Account Number (if electronic book entry transfer):

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs [TRANSFER AGENT] to issue the above indicated number of shares of Common Stock.

MANNKIND CORPORATION

By:
Name:
Title:

Exhibit B

ASSIGNMENT

(To be executed by the registered holder

desiring to transfer the Note)

FOR VALUE RECEIVED, the undersigned holder of the attached Senior Secured Convertible Note (the “Note”) hereby sells, assigns and transfers unto the person or persons below named the right to receive the principal amount of $             from Mannkind Corporation, a Delaware corporation, evidenced by the attached Note and does hereby irrevocably constitute and appoint                      attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

Dated:
Signature

Fill in for new registration of Note:

Name

Address

Please print name and address of assignee (including zip code number)

NOTICE

The signature to the foregoing Assignment must correspond to the name as written upon the face of the attached Note in every particular, without alteration or enlargement or any change whatsoever.

Exhibit B-1

[FORM OF INVESTOR REPRESENTATION LETTER]

            , 20

[                    ]

Gentlemen:

                     (“            ”) has agreed to purchase $             principal amount of Senior Secured Convertible Note (the “Note”) of [            ] (the “Company”) from [                    ] (“[            ]”). We understand that the Note is a “restricted security.” We represent and warrant that              is a sophisticated institutional investor that would qualify as an “Accredited Investor” as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

                     represents and warrants as of the date hereof as follows:

1. That it is acquiring the Note and the shares of common stock, $0.01 par value per share underlying such Note (the “Conversion Shares”) solely for its account for investment and not with a view to or for sale or distribution of said Note or Conversion Shares or any part thereof in violation of applicable securities laws, except pursuant to sales registered or exempted under the Securities Act; provided, however, that by making the representations herein,              does not agree, or make any representation or warranty, to hold any of the securities for any minimum or other specific term and reserves the right to dispose of the securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.              does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute the Note or the Conversion Shares in violation of applicable securities laws. As used in this Agreement, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.              also represents that the entire legal and beneficial interests of the Note and Conversion Shares                  is acquiring is being acquired for, and will be held for, its account only;

2.             understands that the Notes and the Conversion Shares have not been registered under the Securities Act in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and in reliance in part upon the truth and accuracy of, and such             ’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of             set forth herein in order to determine the availability of such exemptions and the eligibility of              to acquire the securities.

3. That the Note and the Conversion Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.              recognizes that the Company has no obligation to register the Note, or to comply with any exemption from such registration;

4. That neither the Note nor the Conversion Shares may be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions are met, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale following the required holding period under Rule 144;

5. It is an “accredited investor” as defined in Regulation D promulgated under the Securities Act;

6. That it will not make any disposition of all or any part of the Note or Conversion Shares in any event unless and until:

(i) The Company shall have received a letter secured by              from the Securities and Exchange Commission stating that no action will be recommended to the Securities and Exchange Commission with respect to the proposed disposition;

(ii) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said registration statement; or

(iii)              shall have notified the Company of the proposed disposition and, in the case of a sale or transfer in a so called “4(1) and a half” transaction, shall have furnished counsel to the Company with an opinion of counsel, reasonably satisfactory to counsel to the Company.

We acknowledge that the Company will place stop orders with respect to the Note and the Conversion Shares, and if a registration statement is not effective, the Conversion Shares shall bear the following restrictive legend:

“THE SECURITY REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT INCLUDING, WITHOUT LIMITATION, PURSUANT TO RULE 144 UNDER SAID ACT.”

At any time and from time to time after the date hereof,             shall, without further consideration, execute and deliver to [            ] or the Company such other instruments or documents and shall take such other actions as they may reasonably request to carry out the transactions contemplated hereby.

Very truly yours,

Exhibit C

FORM OF OPINION

            , 20

[                    ]

Re:	Mannkind Corporation (the “Company”)

Dear Sir:

[            ] (“[            ]”) intends to transfer its Senior Secured Convertible Note in the principal amount of $             (the “Note”) of the Company to              (“            ”) without registration under the Securities Act of 1933, as amended (the “Securities Act”). In connection herewith, we have examined such documents and issues of law as we have deemed relevant.

Based on and subject to the foregoing, we are of the opinion that the transfer of the Note by              to              may be effected without registration under the Securities Act, provided, however, that the Note to be transferred to             contain a legend restricting its transferability pursuant to the Securities Act and that transfer of the Note is subject to a stop order.

The foregoing opinion is furnished only to                      and may not be used, circulated, quoted or otherwise referred to or relied upon by you for any purposes other than the purpose for which furnished or by any other person for any purpose, without our prior written consent.

Very truly yours,